SUBSCRIPTION AGREEMENT

               42nd STREET MANAGEMENT GROUP, INC.
                     (A Nevada Corporation)
 100 - 1220 Eastview Road, North Vancouver, BC, V7J 1L6, Canada

     The prospective purchaser who is signing below hereby tenders this Purchase Offer and applies for the purchase of the number of shares of common stock, $.0001 par value, set forth below, in 42nd Street
Management Group, Inc. , (hereafter "Corporation") at a price of
$0.10 per share and encloses a check, bank draft, or wire transfer of funds, payable to "42nd Street Management Group, Inc." in the amount set forth below for the stated number of shares. The prospective purchaser understands that these funds will be held by 42nd Street Management Group, Inc. for a period of up to 90 days (or an additional 90 days, if so extended by the Corporation, for a total of 180 days), from the date of the Prospectus. The prospective purchaser further understands that these funds may not be returned to the prospective purchaser. The prospective purchaser hereby acknowledges receipt of a copy of the Prospectus. The prospective purchaser further hereby represents and warrants as follows:

1. The prospective purchaser, if a person, is at least 21 years of age and, whether or not a person, has adequate means of providing for his current needs and personal or other contingencies and has no need for liquidity in his investments.

2. The prospective purchaser understands that this purchase offer does not become a purchase agreement unless payment submitted with the purchase offer is promptly paid by the bank upon which it is drawn and until the offer is accepted by a duly authorized officer or agent of the Corporation. The Corporation may accept or reject any or all of the offer.

3. The prospective purchaser hereby acknowledges and agrees that he/she is not entitled to cancel, terminate, or revoke this purchase offer or any agreements of the prospective purchaser hereunder and that the purchase agreements shall survive death, disability, or transfer of control of the prospective purchaser.

MAKE CHECK PAYABLE TO:         42nd STREET MANAGEMENT GROUP, INC.

Executed this  day of       , 2003, at
Dollar Amount of Purchase Offer: $        Number of Shares of Purchase Offer:


Address 				Signature of Purchaser


Address 				Print SURNAME of Purchaser


City / State 				 Print FIRST name and initials of
                                             Purchaser


Country / Zip Code 			Taxpayer Identification or
                                        Social Security Number


        Accepted By: 42ND STREET MANAGEMENT GROUP, INC.

By:
Title:
Date: